EXHIBIT 10.1
CONFIDENTIAL TREATMENT
REQUESTED
TABLE OF CONTENTS

1.	DEFINITIONS		1
2.	MANUFACTURE OF PRODUCTS		2
	2.1	Manufacturing	2
	2.2	Forecasts	3
	2.3	Items to be Supplied by NetScreen	3
	2.4	Items to be Supplied by Manufacturer	3
	2.5	Changes in Manufacturing Process	3
	2.6	Modifications to the NetScreen Specifications	3
	2.7	Exclusive Rights to Output	4
3.	ORDER PROCEDURE		4
	3.1	Submission of Order	4
	3.2	Acceptance of Order	4
	3.3	Status Reports	4
	3.4	Modification & Cancellation of Order	4
4.	MATERIALS MANAGEMENT		5
	4.1	Materials/Inventory Management	5
	4.2	Materials Procurement	5
	4.3	Obsolete or Surplus Materials	6
	4.4	Losses of Materials, Inventory or Products	6
5.	TESTING AND QUALITY ASSURANCE		7
	5.1	Quality Assurance	7
	5.2	Testing	7
6.	AUDIT AND INSPECTION		7
7.	MANUFACTURING FEE		7
	7.1	Manufacturing Fee	7
	7.2	Reductions	7
	7.3	Packaging	7
	7.4	Shipping	7
8.	ACCEPTANCE OF PRODUCTS		8
	8.1	Inspection	8

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	8.2	Notification	8
	8.3	Manufacturer Election	8
	8.4	Payment	8
9.	TITLE AND RISK OF LOSS		9
	9.1	Title and Risk of Loss	9
	9.2	Treatment of Certain Losses	9
10.	WARRANTY		9
	10.1	Manufacturer Representations and Warranties	9
	10.2	NetScreen Representations and Warranties	10
11.	TERM AND TERMINATION		10
	11.1	Term	10
	11.2	Termination for Cause	10
	11.3	Termination for Convenience	11
	11.4	Change in Control	11
	11.5	Effect of Termination for Convenience	11
	11.6	Effect of Termination in General	12
	11.7	Duty to Mitigate Costs	12
12.	OWNERSHIP AND LIMITED LICENSE		12
	12.1	Grant of Limited License to the NetScreen Proprietary Technology	12
	12.2	Manufacturer Duties	12
	12.3	Ownership	12
	12.4	Work Product; Assignment	13
13.	LICENSE TO NETSCREEN		13
	13.1	Manufacturing Process; Grant of Limited License	13
14.	CONFIDENTIALITY		13
	14.1	Confidentiality	13
15.	LIMITATION OF LIABILITY		14
16.	INDEMNIFICATION		14
	16.1	NetScreen Indemnity	14
	16.2	Infringement Indemnity by Manufacturer	14

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17.	GENERAL		15
	17.1	Relationship of the Parties	15
	17.2	Force Majeure	15
	17.3	Assignment	15
	17.4	Compliance with Laws	15
	17.5	Notices	16
	17.6	Entire Agreement and Amendment	16
	17.7	Governing Law	16
	17.8	Precedence	16
	17.9	Amendment and Waiver	16
	17.10	Severability	16
	17.11	Counterparts	16
	17.12	Equitable Relief	16

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CONFIDENTIAL TREATMENT
REQUESTED

NETSCREEN MASTER MANUFACTURING AGREEMENT

This NetScreen Master Manufacturing Agreement (the “Agreement”) is made and entered into as of January 3, 2002 (the “Effective Date”), by and between NetScreen Technologies, Inc., 350 Oakmead Parkway, Sunnyvale, CA 94085 (“NetScreen”) and, and Flash Electronics, Inc., a California corporation having its principal place of business at 4050 Starboard Dr, Fremont CA 94539 (“Manufacturer”).

RECITALS

A.	Manufacturer is engaged in the business of manufacturing, assembling, testing and packaging electronic products for others.

B.	NetScreen is engaged in the business of developing, manufacturing and selling broadband Internet security solutions, high performance firewall and virtual private network solutions.

C.
NetScreen desires to engage Manufacturer as a non–exclusive agent to manufacture, produce, assemble, test and package certain Products (as defined below) on behalf of NetScreen on the terms and conditions of this Agreement.

D.
Subject to the terms and conditions of this Agreement and the Exhibits hereto, Manufacturer shall manufacture and produce the quantity of Products specified by NetScreen pursuant to Orders established by NetScreen and shall do so under the direction and supervision of NetScreen.

E.
The Manufacturer and NetScreen wish this Agreement to define the general terms and conditions governing any and all transactions between the parties on a worldwide basis regarding the manufacture of Products on behalf of NetScreen. The Exhibits, the terms of which are hereby incorporated into this Agreement by this reference, will define the specific terms and conditions between the parties for a particular business model, a particular Product and/or a particular NetScreen delivery site, as applicable. The parties intend that additional products may be added to this Agreement by mutual written agreement of the parties by entering into an appropriate Exhibit to this Agreement.

In consideration of the mutual covenants and representations set forth herein, NetScreen and Manufacturer agree as follows:

1.	DEFINITIONS

The following definitions shall apply to this Agreement and to each Exhibit to this Agreement, unless specifically provided to the contrary:

1.1    “Forecast” means the monthly or, at NetScreen’s option, weekly forecast of quantity requirements of each Product that NetScreen anticipates requiring during the next three (3) month period.

        1.2    “Intellectual Property” means patent rights (including patent applications and disclosures), rights of priority, copyright rights, mask work rights, trade secret rights, know-how, and any other intellectual property or proprietary rights recognized in any country or jurisdiction in the world, now or hereafter existing, and whether or not filed, perfected or recorded.

1.3    “Know-How” means any and all technical information presently available or generated during the term of this Agreement that relates to Products or improvements thereto and shall include, without limitation, all manufacturing data and any other information relating to Products or improvements thereto and useful for the development, manufacture, or effectiveness of Products.

1.4    “Lead Time” means the amount of time in advance of shipment that Manufacturer must receive an Order in order to deliver Products by the requested delivery date, as specified for a particular Product in the relevant Exhibits or Orders.

1.5    “Manufacturing Process” means the Manufacturer–proprietary process and fixtures employed by the Manufacturer to manufacture and assemble particular Products for NetScreen.

1.6    “Materials” means Supplied Components and components incorporated into the Product that are purchased directly from suppliers by Manufacturer, title to which transfers to NetScreen when such Materials are removed from stores inventory and placed in NetScreen WIP.

1.7    “NetScreen Proprietary Technology” means the software, firmware, hardware, technology and Know–How that is proprietary to NetScreen and/or its licensors, including, but not limited to those items described in the relevant Exhibits attached hereto, including all Intellectual Property embodied therein. NetScreen Proprietary Technology also includes product technology, Specifications, engineering documentation and manufacturing and testing processes.

1.8    “Order” means any order provided to Manufacturer by NetScreen in writing which specifies the Products to be manufactured, including the quantity of each Product its description and part number, applicable manufacturing fee, shipping instructions and requested delivery dates and such other information as the parties may agree from time to time.

1.9    “Products” mean the combination of components, materials (including packaging materials), or NetScreen-provided items manufactured and assembled by Manufacturer on behalf of NetScreen under this Agreement.

1.10    “Specifications” means any and all designs, drawings, blueprints, formulations, models, specifications, manufacturing, data, techniques, processes, procedures, performance data, Know-How and other technical information relating to the design, manufacture and/or operation of the Products, which are provided by NetScreen to Manufacturer for the purpose of manufacturing Products pursuant to this Agreement.

1.11    “Supplied Components” means those components that NetScreen provides, directly or through distributors, to the Manufacturer to be incorporated into the Product.

1.12    “WIP” means work in process and refers to the Supplied Components and/or Materials (after removal from stores inventory, if applicable) once they have been placed in the line on behalf of NetScreen and have entered the manufacturing process.

2.	MANUFACTURE OF PRODUCTS

        2.1    Manufacturing.    Under the direction of NetScreen, using NetScreen Proprietary Technology, as well as the Manufacturing Process, Manufacturer will manufacture, assemble, test and package Products on behalf of NetScreen and deliver them to NetScreen, in accordance with the Specifications and quality requirements.

2.2    Forecasts.    Before the beginning of each calendar month, NetScreen will provide Manufacturer with a Forecast. NetScreen will also provide Manufacturer with an additional six (6) month rolling forecast of its demand for Products to allow Manufacturer to secure a sufficient quantity of long lead-time Materials. NetScreen will use its best efforts to ensure that the rolling six (6) month forecast is accurate but it will not constitute an Order, or be binding upon NetScreen.

2.3     Items to be Supplied by NetScreen.

(a)  NetScreen will supply to Manufacturer, on the terms and conditions specified herein, the NetScreen Proprietary Technology necessary for the manufacture of the Products by Manufacturer on behalf of NetScreen.

(b)  NetScreen will provide to Manufacturer with respect to each Product all Specifications, product design drawings, approved vendor listings, material component descriptions (including approved substitutions), manufacturing process requirements, testing parameters and standards, equipment and quality control requirements, in the form of NetScreen engineering documentation to Manufacturer.

2.4     Items to be Supplied by Manufacturer.

(a)  Unless otherwise agreed upon by the parties, Manufacturer will provide the Manufacturing Process, tooling, and fixtures for the manufacture of Products, any required supplemental manufacturing technology, manufacturing capacity, labor, transportation logistics, systems and facilities necessary for its manufacture, assembly, testing, packaging, and delivery of the Products.

(b)  Other than the Supplied Components and other materials provided by NetScreen, Manufacturer will provide or will acquire all Materials required to fulfill each NetScreen Order.

2.5    Changes in Manufacturing Process.    Manufacturer will give NetScreen ninety (90) days advance written notice of any proposed changes (“Proposed Change Notice”) in site characteristics, materials and/or to its Manufacturing Process, which might affect the form, fit, performance, maintainability, operation, function, reliability, interface interconnectability, compatibility, design rules, models, or size of Products. Such Proposed Change Notice will describe the nature of the proposed changes, including reasons for the changes, the anticipated schedule for implementation of the changes and other relevant technical and logistic considerations, including without limitation quality and reliability data to the extent available. NetScreen will approve or disapprove any such proposed changes promptly, but in no event no later than five (5) business days after receipt of the Proposed Change Notice. If NetScreen disapproves such proposed changes within the five (5) business day period, Manufacturer will continue to manufacture and deliver Products using the old Manufacturing Process as originally agree to by the parties hereunder.

        2.6    Modifications to the NetScreen Specifications.    NetScreen may request reasonable modifications to the Specifications at any time during the term of this Agreement. If NetScreen’s requested modifications do not require Manufacturer’s expenditure of significant additional time and effort, the requested modifications will be incorporated into the Manufacturing Process, and Manufacturer will perform the requested modifications at no additional charge. If such modifications require Manufacturer’s expenditure of significant additional time and effort, Manufacturer will advise NetScreen in writing of the effect on the Manufacturing Process and the parties will negotiate in good faith the amount of compensation, if any, to be paid by NetScreen to Manufacturer.

2.7    Exclusive Rights to Output.    NetScreen shall have exclusive rights to Manufacturer’s output of Products that incorporate the NetScreen Proprietary Technology. Manufacturer will not sell, disclose, or distribute any Products to any third parties without NetScreen’s prior written authorization.

3.	ORDER PROCEDURE

3.1    Submission of Order.    NetScreen will submit all Orders within required Lead Times to Manufacturer in writing by mail or facsimile, or by mutually agreed-upon electronic means.

3.2    Acceptance of Order.    The Manufacturer will immediately acknowledge receipt of Orders and shall notify NetScreen of acceptance of Orders within five (5) days of receipt. Any Order which Manufacturer does not decline, in writing, within five (5) days of receipt shall be deemed accepted by Manufacturer. Manufacturer will accept all Orders properly submitted by NetScreen, provided that such Orders allow for required Lead Times and further provided that the quantity of Products ordered does not exceed the most recent Forecast for that time frame by more than ***** percent (*****%).

3.3    Status Reports.    Manufacturer will provide NetScreen with Order status reports when reasonably requested by NetScreen and within one (1) business day of each of the following milestones: (a) start of manufacturing; (b) Order completed; and (c) ordered Products shipped. Such status reports will be provided electronically in a format mutually agreed upon by both parties.

3.4    Modification & Cancellation of Order.    Manufacturer will allow for changes, without penalty, to accepted Orders according to the following “Order Flexibility Matrix.”

Days notice to Manufacturer prior to originally scheduled delivery date	Percentage of Order that may be rescheduled or cancelled (by number of units)	Percentage by which ordered quantity of Products may be increased or decreased

0-30 days	*****	*****

31-60 days	*****	*****

61+ days	*****	*****

If NetScreen requests a change in an Order that is outside of the scope of the Flexibility Matrix, Manufacturer will nevertheless allow such change whenever commercially reasonable, and provided that NetScreen agrees to pay Manufacturer’s costs and charges to accommodate such change. Otherwise, Manufacturer will notify NetScreen of its inability to accommodate such change within two (2) business days of receipt of NetScreen’s request, and the parties will, at NetScreen’s option: (i) revise the requested change to bring it within the scope of the Order Flexibility Matrix; or (ii) negotiate in good faith for Manufacturer’s accommodation of the change in exchange for NetScreen’s payment of related premium costs or charges.

Nothing in this Section shall create any liability for cancellations that are permitted without penalty according to the Flexibility Matrix above except:

(a)  If NetScreen cancels any Order fewer than ten (10) days prior to the scheduled delivery date, NetScreen will be *****.

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Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed with the Securities and Exchange Commission.

(b)  If NetScreen cancels any Order ten (10) or more days before scheduled delivery, but after the manufacturing process for the Order has started, NetScreen will *****.

(c)  Any partial cancellations will be treated in accordance with the foregoing, except that any liability of NetScreen will be prorated according to the cancelled portion of the total quantity of Products ordered.

4.	MATERIALS MANAGEMENT

4.1    Materials/Inventory Management.    Manufacturer will be responsible for prudently managing, the inventory of Materials in a manner that will ensure that Manufacturer can at all times fulfill Orders, pursuant to the Forecasts given under this Agreement. Without limiting the generality of the foregoing, additional terms (if any) relating to inventory management for specific Products and/or supply to specific NetScreen sites, if any, are set forth in the relevant Exhibits and incorporated herein for reference.

4.2    Materials Procurement.

(a)  Manufacturer will purchase Materials as necessary to manufacture Products pursuant to Orders and Forecasts, and will use standard and commercially prudent purchasing practices, including but not limited to: economic order quantities, attention to competitive pricing, consideration of supplier minimum quantities, and long-lead-time component management. Manufacturer is authorized to procure Materials based only on outstanding Orders and the duration of then-current Forecasts. Notwithstanding the foregoing, Manufacturer may also procure Materials with lead times exceeding the duration of then-current Forecasts, after review and approval by NetScreen. Manufacturer shall provide a list of NCNR (Non-Cancelable, Non-Returnable), Long Lead items, allocated commodities and Minimum Lot Size parts to NetScreen that supports deliveries in the period covered by the forecasts. Said list should be updated and reviewed by NetScreen and Manufacturer on a monthly basis. NetScreen authorizes Manufacturer to purchase such NCNR, Long Lead time, allocated commodities and Minimum Lot Size parts to support Netscreen’s forecast. Once Manufacturer has obtained Purchaser’s written approval, Netscreen will be liable for these components.

(b)  In obtaining Materials for production of the Products, Manufacturer will, at NetScreen’s direction, either:

(i)  purchase Materials directly from the *****; or

(ii)  receive Supplied Components on consignment from NetScreen, or directly ***** while in Manufacturer’s possession; or

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Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed with the Securities and Exchange Commission.

(iii)  Where the NetScreen so directs, the Manufacturer will procure Materials from *****.

(c)  Manufacturer will promptly identify and advise NetScreen of any foreseeable Material shortages that could impact Product delivery schedules, and will use its best reasonable efforts to identify a suitable remedy.

(d)  In the event that, through no fault of Manufacturer, (i) a NetScreen supplier or OEM delays its delivery of Materials to Manufacturer, or (ii) NetScreen delays its delivery of Supplied Components, causing Manufacturer to fail to fulfill its obligations hereunder in accordance with an Order, such Order will be adjusted accordingly to account for the delay.

4.3    Obsolete or Surplus Materials.    When any Material is rendered obsolete and/or surplus as a result of changes in NetScreen’s requirements, and that Material was ordered by Manufacturer against an accepted Order or Forecast, such Material will be deemed “Surplus Material” and Manufacturer:

(a)  will notify NetScreen, as soon as reasonably practicable following the date on which the obsolescence or surplus was caused (the “Obsolescence Date”), of the potential cost of such obsolescence or surplus;

(b)  will use its best efforts, for a period of at least four weeks after the Obsolescence Date, to mitigate such costs by: (i) canceling all outstanding orders for Surplus Materials, (ii) selling inventoried Surplus Materials back to the original supplier or to a third party on the most favorable terms possible; and (iii) using any remaining Surplus Materials, to the extent practical, in the manufacture of other products; and

(c)  may, no sooner than four weeks after the Obsolescence Date and at NetScreen’s risk and expense, deliver to NetScreen (or, if NetScreen so requests, otherwise dispose of) all Surplus Materials still held by Manufacturer, and may invoice NetScreen for the full cost thereof together with: (i) any mitigated costs attributable to Surplus Materials resold below Manufacturer’s purchase price in accordance with Subsection (a) above, and (ii) Manufacturer’s material mark-up in respect of all Surplus Materials. NetScreen will pay such invoice within thirty days of the date of invoice.

Upon NetScreen’s request, Manufacturer will provide NetScreen with documentary proof of its mitigation efforts under this Section, or, at NetScreen’s election, will permit NetScreen to audit Manufacturer’s records related thereto for the purpose of verifying compliance with this Section’s requirements.

4.4    Losses of Materials, Inventory or Products.    Manufacturer shall be responsible for and liable for any losses of or damages to Materials, inventory or Products caused solely by the acts or omissions of Manufacturer or its employees or representatives including without limitation theft or pilferage. NetScreen shall be responsible for losses due to normal manufacturing process attrition, as reflected in the Manufacturing Fees. Upon NetScreen’s request, Manufacturer shall reimburse NetScreen for any and all such losses.

*****
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed with the Securities and Exchange Commission.

5.	TESTING AND QUALITY ASSURANCE

5.1    Quality Assurance.    Manufacturer will maintain quality assurance systems for the control of Material quality, processing, assembly, testing, packaging and shipping in accordance with its usual policies and practices, and pursuant to any additional requirements set forth in this Agreement. Manufacturer will use its best efforts to prevent and, as applicable, will promptly remedy, any conditions within its control that could compromise the quality or reliability of the Products or the Manufacturing Process.

5.2    Testing.    Manufacturer will perform its normal test procedures relating to the Products, as well as any additional reasonable testing stipulated in any Order accepted by it. If Manufacturer performs tests using test equipment, procedures and software provided by NetScreen, Manufacturer will have no liability for defects in Products where failure to isolate the defect is attributable solely to such equipment, procedures or software.

6.	AUDIT AND INSPECTION

Manufacturer will provide, upon NetScreen’s written request, its available reliability and quality data regarding Products for the purpose of maintaining consistent quality and reliability standards for such Products throughout the term of the Agreement. Manufacturer will permit NetScreen or its representatives, at NetScreen’s expense and subject to Manufacturer’s reasonable security requirements, to perform quality audits of the facilities and processes used in manufacturing Products during normal business hours. Manufacturer will provide NetScreen with access to its facility and process control information, books and records which are specifically related to Manufacturer’s obligations under this Agreement, and as may be required by NetScreen to verify compliance with this Agreement.

7.	MANUFACTURING FEE

7.1    Manufacturing Fee.    The fee to be paid to Manufacturer by NetScreen for the services of Manufacturer performing manufacturing on behalf of NetScreen as provided hereunder (the “Manufacturing Fee”) with respect to each Product and the amount of Material cost reimbursement applicable to each Product as set forth in Exhibits and Orders.

7.2    Reductions.    Manufacturer will actively work to achieve reductions in cost. At least once per quarter, NetScreen and Manufacturer will review and agree, in writing, to new Materials cost reimbursement and Manufacturing Fees for each Product. Notwithstanding the foregoing, if Manufacturer is successful in achieving reductions in Materials cost, such cost reductions shall be incorporated into the applicable Exhibits. The new pricing shall constitute part of this Agreement.

7.3    Packaging.    All Products shall be packaged for shipment so as to protect the Products from loss or damage and in conformance with good commercial practice, the Specifications, government regulations and other applicable standards. Any special packaging requirements shall be quoted by the Manufacturer and shall be implemented on NetScreen’s written approval.

7.4    Shipping.

(a)  Manufacturer shall deliver Products within ***** miles of such facility via Manufacturer’s vehicle at no additional charge; provided that Manufacturer shall be responsible for and shall bear all insurance and freight charges in connection therewith. Manufacturer will follow any

*****
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed with the Securities and Exchange Commission.

special shipping instructions, including any requests for shipment via a particular carrier, included in the applicable Order. Where no carrier is specified, Manufacturer’s choice of carrier is subject to NetScreen’s prior approval, which will not be unreasonably withheld. NetScreen will be responsible for shipping costs, provided such costs are reasonable or are necessarily incurred as a result of special shipping requirements specified by NetScreen.

(b)  Manufacturer will use its best efforts to meet any delivery dates specified in an Order, provided that such dates are consistent with the Lead Time. In any event, Manufacturer will promptly notify NetScreen of any anticipated inability to meet the delivery dates requested in the Order. NetScreen is responsible for obtaining, with the cooperation of Manufacturer at NetScreen’s expense:

(i)    any necessary export and import licenses relating to Products; and

(ii)    any government or regulatory approvals relating to the marketing, sale or use of Products and maintaining compliance with all applicable laws and regulations in any jurisdiction to or from which Products are shipped or in or from which the Products are marketed, distributed or sold. Manufacturer will be responsible for the same in connection with Manufacturer’s Manufacturing Process.

8.	ACCEPTANCE OF PRODUCTS

8.1    Inspection.    NetScreen reserves the right to inspect and test any Products delivered hereunder, and will accept or reject such Product in accordance with the following terms. NetScreen may reject any Products which: (a) have been materially damaged prior to delivery by Manufacturer, or (b) do not meet, in all material respects, the relevant Specification (“Rejected Products”). Acceptance of any Products does not relieve Manufacturer of its warranty obligations under this Agreement.

8.2    Notification.    NetScreen will notify Manufacturer in writing of Rejected Products within five (5) business days of original receipt. In the absence of earlier notification of rejection, NetScreen will be deemed to have accepted Products five (5) business days after delivery. NetScreen or NetScreen’s customer (if applicable) will return Rejected Products to Manufacturer, at Manufacturer’s expense, within fifteen (15) business days of NetScreen’s notification of Rejected Products.

8.3    Manufacturer Election.    If Manufacturer finds that the rejected products do not materially conform to the specifications, Manufacturer will, at its election, either repair or replace the Rejected Products, or refund to NetScreen all sums paid therefor. The cost associated with any such repair, replacement or refund, including any applicable shipping expenses, taxes, or other fees, will be the responsibility of Manufacturer. In the case of replacement or refund, title to the Rejected Product shall pass to Manufacturer on delivery to Manufacturer.

8.4    Payment.

(a)  Manufacturer will invoice on, or as soon as reasonably practicable after, the delivery of Products pursuant to this Section. Invoices will not be dated prior to such delivery of Products.

(b)  Payment of invoices is due to Manufacturer within thirty (30) days following the date of invoice. If any invoice paid by NetScreen is found, upon NetScreen’s later review, to have been incorrect, NetScreen, at its option, will be entitled to a prompt refund or a credit of the incorrect amounts so paid.

(c)  Except as otherwise provided herein, NetScreen shall have no obligation to make the Manufacturing Fees payments until *****. However, Manufacturer shall invoice NetScreen for cost reimbursements for Materials when such Materials are removed from stores inventory and placed in WIP.

(d)  Except as otherwise provided herein, each party will be responsible for its own costs and expenses incurred by it and its employees in performing its obligations under this Agreement, including, but not limited to, travel, lodging, entertainment, employees’ salaries, wages or other compensation, together with each party’s respective federal, state, provincial, municipal or other taxes. Neither party will incur or assume any cost or expense on behalf of the other party without prior written consent from the party to be charged.

9.	TITLE AND RISK OF LOSS

9.1    Title and Risk of Loss.    Title to Products and risk of loss and damage will pass from Manufacturer to NetScreen upon delivery by Manufacturer. Subject to the other terms and conditions of this Agreement, Manufacturer shall have title to and bear risk of loss for all Products from the beginning of WIP and throughout each subsequent stage of the manufacturing and assembly process. Manufacturer shall also have title to and bear risk of loss with respect to Supplied Components from date of acquisition and with respect to Materials once removed from Manufacturer’s stores inventory and placed in WIP on behalf of NetScreen.

9.2    Treatment of Certain Losses.    NetScreen and Manufacturer acknowledge that several types of losses may occur with respect to materials, inventory and Products. Losses due to normal attrition, such as breakage, are the responsibility of NetScreen and are reflected in the Manufacturing Fee. Losses and damage caused solely by acts or omissions of Manufacturer or its employees and representatives and attrition beyond the normal levels are the responsibility of Manufacturer. Catastrophic losses outside the control of either party, such as Acts of God, shall be the responsibility of NetScreen. The parties are both required to have and maintain, during the term hereof and for three (3) years thereafter, product liability insurance with at least $2,000,000 policy limits and coverage adequate to cover all perils customarily protected against in performing its obligations hereunder. Manufacturer shall provide NetScreen with a certificate of insurance upon request.

10.	WARRANTY

10.1    Manufacturer Representations and Warranties.    Manufacturer represents and warrants to NetScreen that: (i) NetScreen shall have good and clear title to the Product free and clear of all liens, claims, and encumbrances; (ii) all Manufacturing Processes and services provided hereunder by Manufacturer are either owned or properly licensed by Manufacturer or are in the public domain and do not infringe any proprietary rights of any third party; (iii) Manufacturer has the full power to enter into this Agreement and to carry out its obligations under this Agreement; (iv) it will perform its manufacturing services hereunder in a good, professional and workmanlike manner; (v) for a period of one (1) year from the date of acceptance by NetScreen (the “Warranty Period”) that: (a) the Products will conform to the Specifications and quality requirements applicable to such Product at the time of its manufacture; and (b) such Products will be of good material and workmanship and free from defects for which Manufacturer is responsible in the manufacture, assembly, testing and packaging of the same This

*****
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed with the Securities and Exchange Commission.

warranty shall not apply to any Products which have been the subject of misuse, improper testing, repair, or alteration. This warranty shall not apply to any defect in a Product arising from compliance by Manufacturer with any drawing, design, Specification, process, procedure, adjustment or modification, or from use of any Supplied Components, supplied or required by NetScreen.

EXCEPT AS SPECIFICALLY PROVIDED FOR HEREIN, MANUFACTURER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.2    NetScreen Representations and Warranties.

(a)  NetScreen represents and warrants that the NetScreen Proprietary Technology and any other items or information supplied by NetScreen are accurate and contain all items and information of NetScreen necessary, when combined with the resources for which Manufacturer is responsible hereunder, for the Manufacturer to manufacture and deliver the Products pursuant to Orders.

(b)  Manufacturer will notify NetScreen of any manufacturing problems that it encounters and believes are related to the Product design or any NetScreen Proprietary Technology. The parties will jointly determine whether such manufacturing problems are attributable to the Product design or any NetScreen Proprietary Technology. Where such problems are so attributable, NetScreen will be responsible for all costs incurred by Manufacturer to correct such problems. Manufacturer will not implement any changes to the Product design or NetScreen Proprietary Technology without NetScreen’s prior written approval. Where any required changes result in the delay of any scheduled delivery date for Product, Manufacturer will have no liability for such delay and NetScreen may not cancel any orders for Products affected thereby. This Section sets out Manufacturer’s sole and exclusive remedy for NetScreen’s breach of the warranty set forth in this Section.

11.	TERM AND TERMINATION

11.1    Term.    This Agreement shall commence on the Effective Date and shall continue for an initial term of *****, unless and until terminated as provided herein. Thereafter, this Agreement shall automatically be renewed for successive ***** terms unless one party sends notice to the other party in writing, at least 180 days prior to the then prevailing anniversary date, that it does not wish to renew this Agreement.

11.2    Termination for Cause.    Either party may suspend its performance and/or terminate this Agreement immediately upon written notice at any time upon occurrence of any one of the following events:

(a)  The other party is in material breach of any term, condition or covenant of this Agreement and fails to cure the breach within thirty (30) days after written notice thereof; or

(b)  The other party: (i) becomes insolvent; (ii) enters into or files a petition, arrangement or proceeding seeking an order for relief under bankruptcy laws of the United States; (iii) enters into a receivership for any of its assets; (iv) enters into a composition with or assignment for the benefit of its creditors; or (v) enters into a readjustment of debt dissolution or liquidation.

*****
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed with the Securities and Exchange Commission.

11.3    Termination for Convenience.    Either party may terminate any Order and/or this Agreement by giving to the other party six (6) months prior written notice at any time. In the event of termination under this Section:

(a)  termination of any Order or this Agreement will not prejudice accrued rights and liabilities (including payments for Products delivered) of either party; and

(b)  on the termination or other discharge of this Agreement, Manufacturer will, as soon as reasonably practicable following NetScreen’s request, deliver up to NetScreen at NetScreen’s expense and risk all NetScreen Proprietary Technology.

(c)  Manufacturer will be entitled at its option to perform all accepted Orders placed prior to the termination of this Agreement and the terms of this Agreement will continue to apply to such Orders. Furthermore, unless otherwise agreed in writing between the parties, the terms of this Agreement will remain in effect during and after the initial term and will continue to govern any Orders issued by NetScreen prior to expiration or termination of the Agreement.

11.4    Effect of Termination for Convenience.    If NetScreen terminates this Agreement for its convenience, or cancels any Order, then within forty–five (45) days from the effective date of such termination or cancellation, Manufacturer shall submit to NetScreen its written claim for termination/cancellation charges together with such reasonable evidence as NetScreen may reasonably request. Manufacturer’s claim, as specified below, shall be based solely upon costs incurred by Manufacturer as a result of such termination or cancellation, and no profit or opportunity cost shall be considered in calculating such claim. Unless otherwise agreed by the parties in writing, failure to submit a claim within said forty–five (45) day period shall constitute a waiver of any claim by Manufacturer as a result of NetScreen’s termination for convenience or cancellation of an Order, and NetScreen shall be released from all liability arising out of such termination or cancellation. This release does not extend to any liability arising under this Agreement that is not related to such termination or cancellation. Upon NetScreen’s request, Manufacturer will make available to NetScreen all relevant information for inspection and audit. To the extent that Manufacturer cannot mitigate its claim as specified in Subsection 6 below, NetScreen’s sole obligation shall be to pay termination/cancellation charges claimed by Manufacturer as follows:

(a)  The Manufacturing Fee and Materials cost reimbursement for the Products that Manufacturer has completed manufacture of prior to the effective date of termination/cancellation pursuant to an Order for which payment has not been made;

(b)  Cost reimbursements for Material acquisition costs of components, subassemblies and work in process at the time of the effective date of termination/cancellation which were purchased pursuant to an Order;

(c)  Manufacturer’s reasonable cancellation costs incurred for components and subcontracted items that Manufacturer had on order on behalf of NetScreen on the effective date of termination/cancellation pursuant to an Order; and

(d)  Notwithstanding the foregoing, payments made under this Section shall in no event exceed the aggregate amount specified in the terminated Order(s) less payments otherwise made or to be made.

THIS SECTION SETS FORTH MANUFACTURER’S ENTIRE REMEDIES WITH RESPECT TO A TERMINATION OF THIS AGREEMENT BY NETSCREEN UNDER THIS SECTION.

11.5    Effect of Termination in General.    Upon termination or expiration of this Agreement, each party will be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that the obligations of the parties under this Agreement which, by their nature, would continue beyond termination or expiration of this Agreement, shall survive termination or expiration of this Agreement. While termination will not relieve Manufacturer or NetScreen from any liability arising from any breach of this Agreement, neither party will be liable to the other for damages of any sort solely as a result of terminating this Agreement in accordance with its terms. Termination of this Agreement will be without prejudice to any other right or remedy of either party.

11.6    Duty to Mitigate Costs.    Both parties shall, in good faith, undertake reasonable measures to mitigate the costs of termination. Manufacturer shall make reasonable efforts to cancel all applicable component purchase orders and reduce component inventory through return for credit programs or allocate these components for alternate NetScreen programs if applicable. Notwithstanding the foregoing, Manufacturer has no right to sell Supplied Components, Turnkey Components in WIP, or Products to any third party without NetScreen’s written consent.

12.	OWNERSHIP AND LIMITED LICENSE

12.1    Grant of Limited License to the NetScreen Proprietary Technology.    NetScreen hereby grants Manufacturer a non–exclusive, non–assignable, non-sub-licensable, limited license to use the NetScreen Proprietary Technology and NetScreen Work Product (as defined below), subject to and upon the terms and conditions of this Agreement, solely to fulfill Manufacturer’s obligations hereunder. Manufacturer agrees to use the NetScreen Proprietary Technology and NetScreen Work Product for the sole purpose of manufacturing, assembling and producing for NetScreen the quantity of Products specified by NetScreen in accordance with the terms and conditions of this Agreement and not for any other purpose.

12.2    Manufacturer Duties.    Manufacturer agrees not to engage in, nor will it authorize others to engage in, the reverse engineering, disassembly or the decompilation of any of the NetScreen Proprietary Technology or the NetScreen Work Product. Manufacturer shall not disclose the NetScreen Proprietary Technology or the NetScreen Work Product to any third parties and shall not use the NetScreen Proprietary Technology or the NetScreen Work Product for its own benefit or the benefit of others. Manufacturer shall use diligent good faith efforts to secure and protect the NetScreen Proprietary Technology and the NetScreen Work Product with at least the same degree of care Manufacturer utilizes with respect to its own most valued proprietary information.

12.3    Ownership.    As between NetScreen and Manufacturer, all right title and interest in the NetScreen Proprietary Technology are and shall remain solely with NetScreen, subject to the license granted under Section 12.1. Manufacturer holds all right, title and interest to its own proprietary manufacturing processes, technology and know-how and the same shall remain solely with Manufacturer.

12.4    Work Product; Assignment.    All specifications, designs, discoveries, inventions, products, modifications, computer programs, technical information, procedures, processes, improvements, developments, drawings, notes, documents, information and materials made, conceived, reduced to practice or developed by Manufacturer which result from, relate to or arise out of its performance under this Agreement and relate to the Products or NetScreen Proprietary Technology, and all intellectual property rights therein (collectively, the “Work Product”) will be owned exclusively by NetScreen. To the extent such Work Product is a “work made for hire” under applicable copyright law, it shall be considered a “work made for hire” from the moment of creation, the copyright of which shall be owned exclusively by NetScreen worldwide. To the extent such Work Product does not qualify as a “work made for hire” under applicable copyright law, all right, title and interest, including worldwide copyrights, patents, trade secrets and any other intellectual property rights, that Manufacturer may have in and to same is hereby assigned, transferred and conveyed from the moment of creation exclusively to NetScreen. All specifications, designs, discoveries, inventions, products, modifications, computer programs, technical information, procedures, processes, improvements, developments, drawings, notes, documents, information and materials made, conceived, reduced to practice or developed by Manufacturer which result from, relate to or arise out of its performance under this Agreement and relate to the Manufacturer Manufacturing Process, or the manufacture, assembly, test procedure, or packaging of Products, and all intellectual property rights therein will be owned exclusively by Manufacturer.

13.	LICENSE TO NETSCREEN

13.1    Manufacturing Process; Grant of Limited License.    Manufacturer hereby grants to NetScreen a worldwide, nonexclusive, perpetual, irrevocable, royalty-free, paid-up license to: (i) sell, use, make, have made, reproduce, make derivative works of, and distribute, at any time and in any manner, products or derivatives embodying the Manufacturing Process that is used in the production of or incorporated into Products; (ii) use and reproduce for internal use copies of any test software licensable by Manufacturer that NetScreen requests in order to test the NetScreen Products or derivatives, and (iii) sublicense others to do any of the foregoing; provided, however, that any sublicense granted under clause (iii) will be subject to the following restrictions and requirements: (A) the sublicensee will only have the right to do the foregoing for the purpose of designing, manufacturing, and selling to NetScreen and supporting Products or derivatives that are marketed under any NetScreen brand; and (B) NetScreen will impose confidentiality and intellectual property protection restrictions on the sublicensee and its employees having access to the Manufacturing Process that are at least as restrictive as those NetScreen imposes when licensing its own confidential trade secret information of similar importance to the sublicensee, with such restrictions running to the express benefit of NetScreen and its unnamed licensors.

14.	CONFIDENTIALITY

14.1    Confidentiality.    Each party will at all times, both during the term of this Agreement and for a period of 3 years after its termination, maintain in confidence this Agreement, Know-How, NetScreen Proprietary Technology, the Manufacturing Process, improvements, and all information, data, reports, and other records that either party receives from the other that is designated as confidential in writing or, if disclosed orally, reduced to writing and designated as confidential within thirty (30) days including the terms, conditions, and existence of this Agreement as confidential and will not use such Confidential Information except as expressly permitted herein (“Confidential Information”). Each party will take all reasonable measures to maintain the confidentiality of such Confidential Information, but not less than the measures it uses for its confidential information of similar importance. Each party will limit the disclosure of such Confidential Information to those of its employees and contractors with a bona fide need to access such Confidential Information for a party’s exercise of its rights and obligations under this Agreement; provided that all such employees and contractors are subject to binding use and disclosure restrictions at least as protective as those set forth herein. Confidential Information will not include any information that (a) is or becomes generally known to the public through no fault or breach of this Agreement by the receiving party; (b) the receiving party can demonstrate by written evidence was rightfully in the receiving party’s possession at the time of disclosure, without an obligation of confidentiality; (c) is independently developed by the receiving party without use of or access to the disclosing party’s Confidential Information; or (d) the receiving party rightfully obtains from a third party not under a duty of confidentiality and without restriction on use or disclosure.

15.	LIMITATION OF LIABILITY

EXCEPT UNDER SECTION 14 (CONFIDENTIALITY) OR SECTION 16 (INDEMNIFICATION), RELATING TO THE NETSCREEN PROPRIETARY TECHNOLOGY OR THE MANUFACTURER’S MANUFACTURING PROCESS, AND (2) FOR LIABILITY CAUSED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY ORDER, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT. THIS SECTION DOES NOT LIMIT EITHER PARTY’S LIABILITY FOR BODILY INJURY OF A PERSON, DEATH, OR PHYSICAL DAMAGE TO PROPERTY.

16.	INDEMNIFICATION

16.1    NetScreen Indemnity.    NetScreen will keep Manufacturer and its officers, directors, employees, shareholders, agents, consultants and other representatives, successors and assigns fully indemnified against all losses, damages, costs and expenses (including reasonable attorney’s fees) that Manufacturer may incur as a result of having followed any Specification or other NetScreen Proprietary Technology, provided that such losses, damages, costs or expenses: (a) were not foreseeable and reasonably avoidable by Manufacturer, or (b) are not directly related to any contribution or modification made by Manufacturer to the Specification or other NetScreen Proprietary Technology.

The above indemnity will extend to all claims of any kind made by third parties (including without limitation claims for infringement of Intellectual Property rights and for personal injury or death caused by the Products or otherwise arising from the performance of Orders) other than claims which result, but only to the extent that they result, from defects in workmanship of Manufacturer.

NetScreen shall settle or defend, at NetScreen’s expense, and shall pay any damages, costs or fines resulting from all proceedings or claims against Manufacturer for infringement or alleged infringement of Intellectual Property rights in relation to the Products, to the extent such infringement is attributable to NetScreen’s Product design or other NetScreen Proprietary Technology provided to Manufacturer hereunder. Manufacturer will as soon as reasonably practicable notify NetScreen in writing of any such proceedings or claims. NetScreen agrees that Manufacturer has the right to retain counsel and participate at Manufacturer’s expense in the defense of any such proceeding or claim and to assist in any settlement negotiations.

16.2    Infringement Indemnity by Manufacturer.    Manufacturer expressly and unequivocally agrees to and hereby does indemnify, release, defend and hold NetScreen and its officers, directors, employees, shareholders, agents, consultants and other representatives, successors and assigns harmless from and against all claims, damages, losses, costs and expenses, including attorneys’ fees, arising in favor of any person, firm or corporation on account of product liability attributable to manufacturing, assembly, testing, and/or packaging services provided by Manufacturer hereunder relating to the Products, provided that NetScreen (i) promptly notifies Manufacturer, in writing, of any notice or claim hereunder of which it becomes aware, and (ii) permits Manufacturer to control, in a manner not adverse to NetScreen and the other indemnities, the defense, settlement, adjustment or compromise of any such claim using counsel reasonably acceptable to NetScreen. NetScreen may employ counsel, at its own expense (provided that if such counsel is necessary because of a conflict of interest of either Manufacturer or its counsel or because Manufacturer does not assume control, Manufacturer will bear such expense), to assist it with respect to any such claim. Manufacturer shall not enter into any settlement that affects NetScreen’s rights or interest without NetScreen’s prior written approval. Unless Manufacturer fails to perform its obligations pursuant to this Section, NetScreen shall have no authority to settle any claim on behalf of Manufacturer.

Notwithstanding the foregoing, Manufacturer will not be liable for the product liability indemnification obligations under this subsection to the extent such claims, damages, losses, costs or expenses are attributable to components, designs or specifications provided by NetScreen.

17.	GENERAL

17.1    Relationship of the Parties.    NetScreen and Manufacturer are and will remain independent contractors and the employees of one will not be considered to be employees of the other. This Agreement is not intended by the parties to constitute or create a joint venture, partnership, or other form of business organization or combination of any kind, and the rights and obligations of the parties will be only those expressly set forth herein. Neither party will at any time nor in any way represent itself as being a dealer, agent or other representative of the other party or as having authority to assume or create obligations or otherwise act in any manner on behalf of the other party, except to the extent agreed upon herein, or as may be agreed by the parties in writing in the future.

17.2    Force Majeure.    Neither party shall be liable for any failure or delay in its performance under this Agreement (other than payment obligations) due to acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, sabotage or destruction of production facilities, strikes, work stoppages, slow-downs or other industrial disputes; inability to obtain any necessary license or consent, provided that the delayed party: (a) gives the other party written notice of such cause within ten (10) working days of discovery of the event; and (b) uses its reasonable efforts to remedy such delay in its performance. The delay in performance shall be extended for a period not to exceed sixty (60) working days.

17.3    Assignment.    This Agreement shall be binding on the parties hereto and their successors and assigns; provided, however, that neither party shall not assign or transfer, in whole or in part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other party. Any purported assignment without such consent shall be null and void.

17.4    Compliance with Laws.    Manufacturer warrants that in performance of work under this Agreement it has complied with and will comply with all applicable federal, state, local, and other laws and ordinances now or hereafter enacted. Manufacturer warrants that in performance of work under this Agreement it has complied with and will comply with all laws, regulations, statutes and ordinances of all governmental entities including local, state, federal or international, now or hereafter enacted, which regulate any material because it is radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment. In addition, Manufacturer shall secure and maintain adequate worker’s compensation insurance in accordance with the laws of the state or states from which Manufacturer shall perform manufacturing services for NetScreen. Upon request, Manufacturer agrees to issue certificates certifying compliance with any of the aforementioned laws or regulations as may be applicable to the Products and/or services being furnished hereunder. NetScreen shall warrant that use of its Proprietary Technology or Know-how will not violate any applicable law.

17.5    Notices.    All notices, approvals, consents and other communications required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service with written verification of receipt, or by registered or certified mail, return receipt requested, postage prepaid, and in each instance will be deemed given upon receipt. All such notices, approvals, consents and other communications will be sent to the addresses set forth above or to such other address as may be specified by either party to the other in accordance with this Section.

17.6    Entire Agreement and Amendment.    This Agreement, including all exhibits hereto, constitutes the entire agreement between the parties relating to its subject matter and supersedes all prior or contemporaneous representations, discussions, negotiations, and agreements, whether written or oral, relating to its subject matter. This Agreement may be amended or modified only by a writing that is signed by duly authorized representatives of both parties.

17.7    Governing Law.    This Agreement shall be governed by the laws of the State of California, U.S.A., without reference to conflict of laws principles. Unless waived by NetScreen (which it may do in its sole discretion) the exclusive jurisdiction and venue of any action with respect to the subject matter of this Agreement shall be the state courts for the State of California or the United States District Court for the Northern District of California and each of the parties hereto submits itself to the exclusive jurisdiction and venue of such courts for the purpose of any such action. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

17.8    Precedence.    If there is any conflict between the terms of any Order or other documents comprised in an Order and the terms of this Agreement then the terms of this Agreement will prevail over the Order or any other such document unless it has been agreed to in writing signed by both parties’ authorized representatives.

17.9    Amendment and Waiver.    Only a written instrument executed by both parties hereto may amend this Agreement and the Exhibit. Failure by either party to enforce any provision of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or other term, but shall act solely in the instance to which such waiver is directed.

17.10    Severability.    If any provision of this Agreement shall be held by a court of competent jurisdiction to be unenforceable, such provision shall be deemed null and void, and the remainder of the Agreement shall continue to be in full force and effect.

17.11    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed original, but all of which shall constitute one and the same instrument.

17.12    Equitable Relief.    Each party acknowledges that a breach by the other party of any confidentiality or proprietary rights provision of this Agreement may cause the non-breaching party irreparable damage, for which the award of damages would not be adequate compensation. Consequently, the non-breaching party may institute an action to enjoin the breaching party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and a party may seek an injunction enjoining any breach or threatened breach of those provisions, in addition to any other relief to which the non-breaching party may be entitled at law or in equity.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

“Manufacturer” Flash Electronics, Inc.		“NetScreen” NETSCREEN

BY:	/S/ R. DEAN	BY:	/S/ CHARLES CLARK

NAME:	R. Dean	NAME:	Charles Clark

DATE:	01/08/02	DATE:	01/09/02